[GRAPHIC APPEARS HERE]

Sentinel Financial Services Company                             Dealer Agreement

One National Life Drive
Montpelier, Vermont 05604
Tel: 800-233-4332
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Sentinel Financial Services Company ("Sentinel Financial") is the principal underwriter and distributor of the shares of common stock of each of the funds in Sentinel Group Funds, Inc. and the shares of beneficial interest of the Sentinel Pennsylvania Tax-Free Trust (the "Funds"). Such Funds are those enumerated in Schedule A hereto which may be amended from time to time by Sentinel Financial by written notice to you. Sentinel Financial invites your participation, under the following terms and conditions, in the distribution of the Funds, described in the prospectus and Statement of Additional Information, to which reference is hereby made for a full description of the securities.

Reference is also specifically made to Conduct Rule 2830 of the National Association of Securities Dealers, Inc. which is incorporated herein as if set forth in full. It is agreed that all of the requirements of such section, and all other federal and state laws, rules and regulations that are now or may become applicable to transactions hereunder, will be fully met.

Sales Commissions and Dealer Concessions:
The price at which shares shall be offered by you at retail is based upon and varies with the market value of the underlying securities and other assets pertaining thereto, and includes the following distribution charges expressed as a percentage of the retail sales price. Such shares will be confirmed to dealers at the retail sales price less the concessions shown on Schedule A, if any. The offering prices used for general release will be those applying to orders for less than the initial breakpoint. The reduced charges shown for larger orders apply to purchases of one or more Funds at one time by an individual, his spouse and children under 21, a trustee or other fiduciary of a single trust or fiduciary account, charitable, religious, educational and similar corporations, associations or foundations exempt from taxation under Section 501(c)(3) or (13) of the Internal Revenue Code and employee benefit plans, and retirement plans established under the Self-Employed Individuals Tax Retirement Act of 1962, exempt from taxation under Section 401 of the Internal Revenue Code.

Under ordinary circumstances, the retail offering price for the Funds will be computed once each business day, as of 4:00 p.m. A "business day" is deemed to mean all Mondays, Tuesdays, Wednesdays, Thursdays, and Fridays, except those on which banks and brokerage firms in New York City are generally closed for the observance of holidays.

Certain Funds have adopted plans under Investment Company Act Rule 12b-1 ("Distribution Plans" as described in the prospectus). You may be entiitled to receive continuing service fees to the extent described in Schedule A hereto.

Letter of Intent:
Quantity discounts also apply on investments of $100,000 ($500,000 in the case of the Growth Index Fund) or more spread over 13 months, or in the case of corporate qualified plans, spread over 30 months, under a Letter of Intent dated within 90 calendar days of the first purchase to be included. An investor may combine the value at the offering price of all shares of the Funds (not including the Sentinel U.S. Treasury Money Market Fund) owned at the time the Letter of Intent is signed with the amount intended to be purchased through the duration of the Letter of Intent, to determine the quantity discount which applies.

Right of Accumulation:
Quantity discounts also apply to subsequent purchases which, including shares of the Funds already owned (not including the Sentinel U.S. Treasury Money Market
Fund), would bring the total to an applicable breakpoint or more. We must be notified at the time an order is placed which would qualify for a quantity discount under the Right of Accumulation.

The calculation of the net asset value of each Fund will become immediately effective upon its determination. Orders to purchase shares of the Funds received by dealers prior to 4:00 p.m. will be confirmed, subject to our acceptance, on the basis of the net asset value determined on that day provided they are received by us prior to the close of our business day. Orders received by dealers after 4:00 p.m. will be confirmed, subject to our acceptance, on the same basis as previously stated with respect to the next day on which the net asset value of the Fund is determined.

All sales must be made subject to our acceptance and confirmation. We reserve the right to reject any order for any reason. See the prospectus for the minimum dollar amounts for which orders will be accepted.

Exchange Between Funds:
Upon the Funds' receipt of the necessary form, any shareholder may exchange their investment, in whole or in part, from one Sentinel Fund to another Sentinel Fund of the same class of shares, without the payment of the sales or any other charge provided that if the shares being exchanged have been newly purchased, that they have been in the account for a minimum of 15 calendar days, except that assets originally invested in Sentinel Short Maturity Government Fund or Sentinel Growth Index Fund must remain in the account for 90 days before they are eligible for the exchange privilege, and except that shares may not be exchanged into the Sentinel Growth Index Fund until at least 90 days after the assets represented by such shares were originally invested in the Sentinel Funds. Also, for the assets originally invested in the Class A shares of the Sentinel U.S. Treasury Money Market Fund, an exchange fee equal to the sales charge on initial purchase of Class A shares of the same dollar amount of the Fund being exchanged into, will be assessed.

Sentinel Financial may terminate this Dealer Agreement, without prior notice, if we determine that you demonstrate a tendency to trade excessively. "Excessive Trading" shall be deemed to mean

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6754(0504)                                                           Page 1 of 3
Cat. No. 42542
that the same assets are purchased and redeemed in the same account and same
Fund more than six (6) times in one year (six "round trips"). The Funds have the power to assess an exessive trading fee to accounts engaged in excessive trading equal to 2% of the value of the account.

Reinstatement Privilege:
A shareholder who has redeemed all or part of his or her shares may reinvest all or part of the redemption proceeds at the then current net asset value without charge in Class A shares of any Fund (except that redemption proceeds from shares of the Sentinel Short Maturity Government Fund and Sentinel Growth Index Fund held less than 90 days may not reinvest in other Sentinel Funds under this provision) if the shareholder's written request is received or is postmarked within 90 days after the request for redemption was received by the Funds. Unless we agree to waive this restriction, the privilege may be exercised only once by a shareholder as to any of the Funds except where the sole purpose is to transfer shares into a Self-Employed Retirement Plan or Individual Retirement Account.

Payment and Deliveries:
Payment for shares purchased will be due on the settlement date, as set forth on the confirmation, at which time complete registration instructions should be supplied to us.

Repurchase of Shares:
Sentinel Financial, acting for the Funds, intends to maintain bids for Fund shares on business days, although not required to do so and under no liability for failure to maintain such a bid.

The basis on which such shares will be so repurchased when the order has been received by the dealer prior to 4:00 p.m. on a business day is the net asset value computed as of 4:00 p.m. on such day, less any applicable contingent deferred sales charge, provided that orders so received by a dealer shall have been transmitted to us prior to the close of our business day. Orders received by dealers after each day's market close will be confirmed, subject to our acceptance, on the same basis as previously stated with respect to the next day on which the Fund's net asset value will be determined.

It should be noted that any record holder of the Funds may surrender all or any part of their holdings to the Funds and the Funds are required to redeem such shares at a price equal to net asset value, less any applicable contingent deferred sales charge, determined in the manner and on the terms described in the prospectus.

Placement:
If any shares confirmed to you hereunder are repurchased or are tendered for liquidation to the Funds within seven (7) days after such confirmation of your original order, then you shall forthwith repay to the Funds, the full concession allowed to you on such sale and we shall forthwith repay to the Funds, our share of the sales charge thereon. We shall notify you of such repurchase or liquidation within ten (10) days from the day on which the instructions to liquidate are delivered to us or to the Funds. You shall make no purchases except for the purpose of covering orders received by you and then such purchases must be made only at the offering price (less your concession) at which such orders were taken, provided, however, that the foregoing does not prevent the purchase of shares by you for your own bona fide investment. In no event shall you withhold placing orders so as to profit yourself, as a result of such withholding, by a change in the net asset value from that used in determining the price to your customer, or otherwise. Neither you nor any other person has been authorized to give any information or to make representations in connection with the sale of shares hereunder other than as contained in the prospectus.

Indemnification:
We hereby agree to indemnify and hold harmless you and each of your affiliates, officers or directors against any losses, expenses (including reasonable attorneys fees), claims, damages or liabilities to which you or such affiliates, officers or directors become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon our breach of this Agreement, or are based upon any material misstatement or omission contained in any registration statement (or any post effective amendment thereof) or in the prospectus or any amendment or supplement to the prospectus for the Funds. You hereby agree to indemnify and hold harmless Sentinel Financial and each of their current and former affiliates, directors, officers and each person, if any, who controls or has controlled Sentinel Financial or any such affiliate within the meaning of the 1933 Act or the 1934 Act, against any losses, expenses (including reasonable attorneys fees), claims, (including, but not limited to, claims for commissions or other compensation), damages or liabilities to which such parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon your and/or your registered representatives' breach of this Agreement, any unauthorized use of sales materials, any oral or written misrepresentations, or any unlawful sales practices concerning the Funds. Within 30 days after receipt by either party of notice of the commencement of any action, such party shall, if a claim in respect thereof is to be made, notify the other party in writing of the commencement thereof; but the omission to so notify shall not relieve the indemnifying party from any liability which it might otherwise have.

Dealer's Status:
Sales will be confirmed directly by us to dealers. By entering into this Dealer Agreement, Sentinel Financial Services Company is acting on its own behalf as principal, and in no sense as agent for Sentinel Groups Funds, Inc. or Sentinel Pennsylvania Tax-Free Trust. No dealer is in any sense the agent of us or the Funds in the sale or repurchase of shares under this Dealer Agreement.

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6754(0504)                                                           Page 2 of 3

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Privacy Policy:
You and Sentinel Financial agree that all facts or information received by any party related to a shareholder or a shareholder's account shall remain confidential, unless such facts or information are requires to be disclosed by any regulatory or regulatory authority or court of competent jurisdiction. You will establish procedures to protect the security and confidentiality of such information. Nonpublic personal financial information shall mean any financial information that identifies an individual personally and is not available to the public. Such information shall include, but not be limited to, income, net worth, information related to shares of the Funds, credit history, etc. You, your representatives, and Sentinel Financial agree to use and disclose personal financial information only to carry out the purposes for which it was disclosed to them and will not use or disclose personal financial information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Graham-Leach-Bliley Act. You, your representatives, or Sentinel Financial outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

General:
This agreement shall be construed in accordance with the laws of the State of Vermont. Either party may terminate this Agreement at any time by written notice to the other party. The terms of this agreement supersede any other previously in effect and are subject to further modification or to cancellation by us without previous notice.

Sincerely,

Sentinel Financial Services Company

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We hereby indicate our interest in the distribution of the Funds, acknowledge receipt of the official prospectus describing these securities, and agree to the terms of your Dealer Agreement.

Name of Firm accepting the terms of this Agreement: (Print or type name of Firm)

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Firm Address: (City, State and Zip Code)

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Telephone Number:                 Fax Number:                 BD Number:
     [    ]
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Authorized Signature:                     Date: (mm/dd/yyyy)

--------------------------------------    --------------------------------------

Print Name and Title:

--------------------------------------

Member of SIPC: (Check one.) [ ] Yes [ ]  No   Member of FDIC: (Check one.) [ ] Yes [ ] No

Please send us ______ Sentinel Funds prospectus(es) and/or ________ sales kits.

To be completed by Sentinel Financial Services Company

By: ___________________________ B/D Number: ____________________________________

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6754(0504)                                                           Page 3 of 3

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[GRAPHIC APPEARS HERE]

Sentinel Funds
Integrity Since 1934
                                                  Schedule A to Dealer Agreement

Class A Shares:

For the Class A shares of the Sentinel Balanced Fund, Sentinel Capital Markets Income Fund, Sentinel Capital Opportunity Fund, Sentinel Common Stock Fund, Sentinel International Equity Fund, Sentinel Mid Cap Growth Fund and Sentinel Small Company Fund, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

Sales Size             % of offering price         Payment to Dealer
--------------         -------------------         -----------------
$0-24,999                      5.00%                     4.50%
$25,000-49,999                 4.50%                     4.25%
$50,000-99,999                 4.00%                     3.75%
$100,000-249,999               3.00%                     2.75%
$250,000-999,999               2.00%                     1.75%

For the Class A shares of the Sentinel High Yield Bond Fund, Sentinel New York Tax-Free Income Fund, Sentinel Pennsylvania Tax-Free Trust and Sentinel Tax-Free Income Fund, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

Sales Size             % of offering price         Payment to Dealer
--------------         -------------------         -----------------
$0 to $99,999                  4.00%                     4.00%
$100,000 to $249,999           3.50%                     3.25%
$250,000 to $499,999           2.50%                     2.25%
$500,000 to $999,999           2.00%                     1.75%

For the Class A shares of the Sentinel Government Securities Fund, the sales charge as a percentage of the offering price and the payment to the dealer are shown below:

Sales Size             % of offering price         Payment to Dealer
--------------         -------------------         -----------------
$0 to $499,999                 2.00%                     1.75%
$500,000 to $999,999           2.00%                     1.75%

For the Class A shares of the Short Maturity Government Fund, the payment to dealer is 0.75% of the offering price.

For sales of Class A shares of up to $14,999,999 for the Balanced, Capital Markets Income, Capital Opportunity, Common Stock, International Equity, Mid Cap Growth and Small Company Funds and for sales of Class A shares of up to $4,999,999 for sales of the other Funds, Sentinel Financial will pay 1.00% to dealers. For sales in excess of these amounts, Sentinel Financial will individually negotiate dealer compensation.

There is no payment to dealer on sales of Class A shares of the U.S. Treasury Money Market Fund.

Sales charges on Class A shares may be reduced or eliminated in certain situations. You must advise Sentinel Administrative Services Company, the Funds' transfer agent, or Sentinel Financial of the applicable reduction or waiver at the time of purchase, and provide any necessary information about the accounts involved. These situations are described in the Funds' current prospectus and may be amended from time to time.

Such situations may include (1) rights of accumulation, (2) letter of intent,
(3) reinstatement, (4) AG&T Advantage Program, (5) current and former Directors/Trustees of the Funds and predecessors to the Funds, (5) current and former employees and Directors of the general partners of Sentinel Financial and their affiliates, (6) participants in the National Life Insurance Company employee benefit plans, (7) directors, employees and clients of the Funds' sub -advisors, ( (8) directors and employees of Beneficial Life Insurance C, and other strategic partners of Sentinel Financial and its affiliates, (9) registered representatives and other employees of securities dealers that have entered into a sales agreement with Sentinel Financial, (10) members of the immediate families of, or survivors of, all of these individuals, (11) non -profit organizations with which any of these persons are actively involved,
(12)

[GRAPHIC APPEARS HERE]

Sentinel Funds
Integrity Since 1934

                                                  Schedule A to Dealer Agreement

purchasers who are investing section 403(b) loan principal repayments, (13) investment advisors who place trades for their own accounts or the accounts of their clients, and who charge an investment management fee for their services, and clients of these investment advisors who place trades for their own accounts, if the accounts are linked to the master account of the investment advisor, (14) clients of trust companies who have entered into an agreement with Sentinel Financial under which all their clients are eligible to buy Class A shares at net asset value, (15) investments being transferred from individually managed trust accounts at American Guaranty & Trust Company (in this event, Sentinel Financial may negotiate a compensation arrangement for broker-dealers who facilitate group transfers of assets on a net asset value basis under this provision), (16) qualified pension, profit-sharing or other employee benefit plans that have entered into a record-keeping services agreement offered by Sentinel Administrative Services Company or an affiliate, which offer multiple fund family investment options, (17) qualified pension, profit-sharing or other employee benefit plans, if the total amount invested in the plan is at least $1,000,000, the sponsor signs a $1,000,000 letter of intent, or the shares are purchased by an employer-sponsored plan with at least 100 eligible employees, and all of the plan's transactions are executed through a single financial institution or service organization who has entered into an agreement with Sentinel Financial to use the Funds in connection with the accounts (Sentinel Financial may pay dealers for monthly net sales of the Funds other than the U.S. Treasury Money Market Fund sold, as follows: 1% of the first $10 million of these purchases, plus 0.50% of the next $10 million of these purchases, plus 0.25% of amounts in excess of $20 million of these purchases) and (18) invest short-term balances of trust accounts invested by AG&T in the Short Maturity Government Fund. If more than one person owns an account, all owners must qualify for the lower or waived sales charge. No payment or a reduced payment may be made to the dealer in such situations.

Class B Shares
For the Class B shares of the Sentinel Balanced Fund, Sentinel Capital Markets Income Fund, Sentinel Capital Opportunity Fund, Sentinel Common Stock Fund, Sentinel High Yield Bond Fund, Sentinel International Equity Fund, Sentinel Mid Cap Growth Fund, Sentinel Small Company Fund and Sentinel U.S. Treasury Money Market Fund, the following table sets forth the dealer concession:

          Sale Size                 Dealer Concession
          --------------------      -----------------
          $0 to $249,999            4.00%
          $250,000 to $499,999      2.50%
          $500,000 to $999,999      2.00%

The maximum purchase for Class B shares is $999,999. Class B shares will be subject to varying contingent deferred sales charges, and conversion rights into Class A shares of the same Fund, as described in the Prospectus. You must advise Sentinel Administrative Services Company, the Funds' transfer agent, or Sentinel Financial of the any applicable contingent deferred sales charge reduction or waiver at the time of redemption, and provide any necessary information about the accounts involved.

Class B shares of the U.S. Treasury Money Market Fund are not offered for direct purchase, except in limited circumstances as described in the prospectus.

The Funds currently expect to cease offering new Class B shares of all the Funds which currently offer Class B shares on April 1, 2006. However, Class B shares purchased prior to that time are expected to remain outstanding as Class B shares until they would normally convert to Class A shares.

Class C Shares:
For the Class C shares of the Sentinel Balanced Fund, Sentinel Capital Markets Income Fund, Sentinel Capital Opportunity Fund, Sentinel Common Stock Fund, Sentinel High Yield Bond Fund, Sentinel International Equity Fund, Sentinel Mid Cap Growth Fund and Sentinel Small Company Fund, the dealer concession is 1.00% of the aggregate purchase amount. The maximum purchase of Class C shares is $999,999. Class C shares do not convert into any other class of the Funds.

Class C shares will be subject to contingent deferred sales charges, as described in the Prospectus. You must advise Sentinel Administrative Services Company, the Funds' transfer agent, or Sentinel Financial of the any applicable contingent deferred sales charge reduction or waiver at the time of redemption, and provide any necessary

[GRAPHIC APPEARS HERE]

Sentinel Funds
Integrity Since 1934

                                                  Schedule A to Dealer Agreement

information about the accounts involved.

Class D Shares:
For the Class D shares of the Sentinel Balanced Fund, the dealer concession is 6.00% of the aggregate purchase amount. The maximum purchase for the Class D shares of Sentinel Balanced Fund is $250,000. Class D shares of Sentinel Balanced Fund will be subject to varying contingent deferred sales charges, and conversion rights into Class A shares of the same Fund, as described in the Prospectus. You must advise Sentinel Administrative Services Company, the Funds' transfer agent, or Sentinel Financial of the any applicable contingent deferred sales charge reduction or waiver at the time of redemption, and provide any necessary information about the accounts involved.

The Funds currently expect to cease offering new Class D shares of the Balanced Fund on April 1, 2006. However, Class D shares of the Balanced Fund purchased prior to that time are expected to remain outstanding as Class D shares until they would normally convert to Class A shares.

Class S Shares:
For the Class S shares of the Sentinel Short Maturity Government Fund, there is no initial dealer concession.

Service Fees:
Pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, Sentinel Financial is authorized to pay you certain service fees for providing services, advice and information to your clients who are invested in certain Sentinel Funds, subject to the terms set forth in this schedule which may be revised by us from time to time. Your participation in this service fee program will be evaluated at specific time intervals. Initial qualification does not assure continued participation. The Prospectus, Statement of Additional Information and this Schedule A set forth the terms applicable for service fees with respect to the various classes of Sentinel Funds shares.

The Class A shares of each Fund, other than the U.S. Treasury Money Market Fund, have adopted plans under Rule 12b-1 that allow the Funds to pay fees for the sale and distribution of their shares, and for services provided to shareholders. The Class A shares of the Funds will pay to Sentinel Financial a monthly fee of up to a maximum annual rate of (a) 0.30% of average daily net assets in the case of the Balanced, Capital Markets Income, Capital Opportunity, Common Stock, International Equity, Mid Cap Growth and Small Company Funds, (b) 0.20% of average daily net assets in the case of the Government Securities, High Yield Bond, New York Tax-Free Income, Pennsylvania Tax-Free and Tax-Free Income Funds, or (c) 0.35% of average daily net assets in the case of the Short Maturity Government Fund. Sentinel Financial may pay dealers up to the maximum annual rate for such services, but currently expects to pay for the Sentinel Balanced Fund, Sentinel Capital Markets Income Fund, Sentinel Capital Opportunity Fund, Sentinel Common Stock Fund, Sentinel International Equity Fund, Sentinel Mid Cap Growth Fund and Sentinel Small Company Fund, 0.20% of the average net assets owned by the dealer's clients; for Sentinel Government Securities Fund, Sentinel High Yield Bond Fund, Sentinel New York Tax-Free Income Fund, Sentinel Pennsylvania Tax-Free Trust and Sentinel Tax-Free Income Fund, 0.10% per annum of the average net assets owned by the dealer's clients and for the Sentinel Short Maturity Government Fund, 0.25% of the average net assets owned by the dealer's clients. No service fee is paid with respect to Fund accounts opened prior to March 1, 1993.

The Class B shares of the Balanced, Capital Markets Income, Capital Opportunity, Common Stock, High Yield Bond, International Equity, Mid Cap Growth and Small Company Funds have adopted a plan under Rule 12b-1 that allows these Funds to pay distribution fees for the sale and distribution of their shares, and services provided to shareholders. The Class B shares of each Fund will pay to Sentinel Financial a fee of up to a total of 1.00% annually of average daily net assets, of which up to 0.25% may be paid to dealers. No service fee is paid on Class B shares of the Sentinel U.S. Treasury Money Market Fund. In each case, this service fee will begin to accrue on the first day of the thirteenth month after the purchase of the Class B shares.

The Class C shares of the Balanced, Capital Markets Income, Capital Opportunity, Common Stock, High Yield Bond, International Equity, Mid Cap Growth and Small Company Funds have adopted a plan under Rule 12b-1 that allows these Funds to pay distribution fees for the sale and distribution of their shares, and services provided to shareholders. These Funds pay to Sentinel Financial a monthly fee at an annual rate of up to a total of 1.00% of average daily net assets. In the first year after the purchase, Sentinel Financial keeps this fee to recover the initial

[GRAPHIC APPEARS HERE]

Sentinel Funds
Integrity Since 1934

                                                  Schedule A to Dealer Agreement

sales commission of 1.00% that it pays to the selling dealer. In subsequent years, the entire distribution fee will be paid to the selling dealer. These service fees also begin to accrue on the first day of the thirteenth month after the purchase of the Class C shares.

There is no service fee payable with respect to Class D shares of the Sentinel Balanced Fund.

In the case of Class S shares of the Sentinel Short Maturity Government Fund, Sentinel Financial will pay to dealers an annual service fee of 0.75% of the average daily net assets in such fund in accounts for which you serve as dealer of record. This service fee will begin to accrue on the day after purchase of the Class S shares.

Payments of all of the above service fees will be made quarterly in February, May, August, and November for Class A shares, and in March, June, September, and December for Class B shares, Class C shares and Class S shares, and pro-rated at the applicable annual rates. The minimum payment is $25 per payment period. Quarterly accruals of less than $25 will neither be paid out nor accumulated. House accounts and street name accounts are not paid a service fee under this agreement. Service fee payments will terminate when this Dealer Agreement terminates. These service fee payments may also be modified or terminated by Sentinel Financial on 60 days written notice without payment of a penalty when:

     (i) a majority of the Directors/Trustees who are not interested persons, or a majority of shares of the Fund or a class of shares of the Fund, vote to discontinue "12b-1" payments from that Fund or class of shares of that Fund, or to terminate the investment advisory agreement with Sentinel Advisors Company, or the Distribution Agreement with Sentinel Financial; or

     (ii) Sentinel Financial finds that modification or termination would be in the best interests of the Fund or class of shares of such Fund.

Consistent with NASD policies as amended or interpreted from time to time (i) you waive payment of amounts due from Sentinel Financial which are funded by fees Sentinel Financial receives under the Funds' 12b-1 plans until Sentinel Financial is in receipt of the fees on the relevant shares of the Fund, and (ii) Sentinel Financial's liability for amounts payable to you is limited solely to the proceeds of the fees receivable to Sentinel Financial on the relevant shares.

Other:
Sentinel Financial, as principal underwriter and distributor of the Sentinel Funds, may offer additional funds for sale. These funds will automatically become part of this Dealer Agreement and its provisions, with payment and other terms governed by the Prospectus, unless otherwise stated by Sentinel Financial.